Exhibit 99.1

China YCT International Group Reports Fiscal Year 2018 Financial Results

SISHUI COUNTY, China / ACCESSWIRE / June 29, 2018 / China YCT International Group, Inc. (OTCQB: CYIG) (the "Company) today announced its financial results for the fiscal year ended March 31, 2018.
•	Total revenues increased by 15.0% year-over-year to $64.94 million with growth in sales across all three product categories: acer truncatum bunge seed oil, health care products and Huoliyuan capsule.
•
Overall gross margin was 39.0% for the fiscal year ended March 31, 2018, compared to 41.1% for the prior fiscal year. The decrease in overall gross margin was mainly related to the lower gross margin for Huoliyuan capsules as a result of increased raw material and manufacturing costs.

•	Net income attributable to the Company was $11.39 million, or $0.38 per share, for the fiscal year ended March 31, 2018, compared to $10.8 million, or $0.34 per share, for the prior fiscal year.
Mr. Tinghe Yan, Chairman and Chief Executive Officer of the Company, commented, "With revenue growth of 30.4%, 4.3% and 11.0% for healthcare products, Huoliyuan capsules, and acer truncatum bunge seed oil, respectively, our financial results for the fiscal year ended March 31, 2018 highlighted continued strength in our businesses across the board. This also marked our fifth consecutive year of steady top-line growth – no mean feat for our dedicated team."
"As we will start to harvest acer truncatum seeds at our own planting bases starting this fall and launch the commercial production of blended edible oil products using acer truncatum seed oil as a key ingredient, we are excited about the long-term outlook of our business and looking forward to extending our growth streak for fiscal year 2019 and beyond," concluded Mr. Yan.
Fiscal Year Ended March 31, 2018 Financial Results
	For the Twelve Months Ended March 31,
($ millions, except per share data)	2018	2017	% Change
Revenues	$64.94	$56.46	15.0%
Gross profit	$25.34	$23.18	9.3%
Gross margin	39.0%	41.1%	-2.0 pp
Operating income	$14.81	$13.20	12.2%
Operating margin	22.8%	23.4%	-0.6 pp
Net income attributable to CYIG	$11.39	$10.08	13.0%
Earnings per share	$0.38	$0.34	12.9%

Revenues

For the fiscal year ended March 31, 2018, total revenues increased by $8.48 million, or 15.0%, to $64.94 million from $56.46 million for the prior fiscal year. The increase in total revenues was across all product categories.
Revenues from health care products increased by $6.14 million, or 30.4%, to $26.30 million for the fiscal year ended March 31, 2018 from $20.16 million for the prior fiscal year. The increase in sales of health care products was primarily due to the growth of our customer base as well as the contribution from Internet direct-sales.
Revenues from Huoliyuan capsules increased by $1.07 million, or 4.3%, to $25.80 million for the fiscal year ended March 31, 2018 from $24.73 million for the prior fiscal year. The increase in sales of Huoliyuan capsules was primarily due to the easing of market competition.
Revenues from acer truncatum bunge seed oil increased by $1.28 million, or 11.0%, to $12.84 million for the fiscal year ended March 31, 2018 from $11.57 million for the prior fiscal year. The increase in sales of acer truncatum bunge seed oil was primarily due to increased marketing efforts in promoting the products. Since July 2015, the Company has produced and sold acer truncatum bunge seed oil extracted from the acer truncatum pods that were purchased from third party vendors. Our self-grown acer truncatum pods will not be ready to be used for production until approximately the fall of 2018.

The sales of health care products, Huoliyuan capsules and acer truncatum bunge seed oil accounted for 40.5%, 39.7% and 19.8%, respectively, of total revenues for the fiscal year ended March 31, 2018, compared to 35.7%, 43.8%, and 20.5%, respectively, for the prior fiscal year.
The following table summarizes the breakdown of revenues and gross profit by products for the fiscal year ended March 31, 2018 and 2017, respectively:
Cost of Goods Sold
Our cost of goods sold was  comprised primarily of the cost of finished goods we purchased from Shandong Yongchuntang, the raw materials we purchased from third party vendors, and the manufacturing cost of acer truncatum bunge seed oil and Huoliyuan capsules. For the fiscal year ended March 31, 2018, total cost of goods sold increased by $6.32 million, or 19.0%, to $39.60 million from $33.28 million for the prior fiscal year. As a percentage of revenues, total cost of goods sold was 61.0% for the fiscal year ended March 31, 2018, compared to 58.9% for the prior fiscal year. The increase was primarily related to the slight increase in raw material costs and manufacturing costs for Huoliyuan capsules.
Cost of goods sold for health care products, Huoliyuan capsules and acer truncatum bunge seed oil were $14.60 million, $18.34 million and $6.66 million, respectively, for the fiscal year ended March 31, 2018, compared to $11.18 million, $15.99 million and $6.11 million, respectively, for the prior fiscal year.
Gross Profit
Gross profit increased by $2.16 million, or 9.3%, to $25.34 million for the fiscal year ended March 31, 2018 from $23.18 million for the prior fiscal year. Gross profit for health care products, Huoliyuan capsules and acer truncatum bunge seed oil were $11.70 million, $7.46 million and $6.18 million, respectively, for the fiscal year ended March 31, 2018, compared to $8.98 million, $8.74 million and $5.46 million, respectively, for the prior fiscal year.
Overall gross margin was 39.0%, with gross margins for health care products, Huoliyuan capsules and acer truncatum bunge seed oil being 44.5%, 28.9% and 48.1%, respectively, for the fiscal year ended March 31, 2018. Overall gross margin was 41.1%, and gross margins for health care products, Huoliyuan capsules and acer truncatum bunge seed oil were 44.5%, 35.4% and 47.2%, respectively, for the prior fiscal year. The decrease in overall gross margin was mainly related to Huoliyuan capsules. The decrease in gross margin for Huoliyuan capsules was a result of increased raw material and manufacturing costs.
Operating Expenses
Our selling expenses consist primarily of sales commissions, advertising and promotion expenses, freight charges and related compensation. For the fiscal year ended March 31, 2018, selling expenses increased by $1.05 million, or 26.7%, to $4.98 million from $3.93 million for the prior fiscal year. The increase in selling expenses was primarily due to the increase in shipping cost and sales commission as a result of increased sales volume andadvertising costs.

General and administrative expenses increased by $0.47 million, or 11.1%, to $4.72 million for the fiscal year ended March 31, 2018 from $4.25 million for the prior fiscal year. The increase in general and administrative expenses was primarily due to the increase in depreciation and amortization expenses, as well as legal and consulting fees offset by the decrease in stock options amortization.

Research and development expenses were $0.49 million for the fiscal year ended March 31, 2018, compared to $0.81 million for the prior fiscal year. The decrease in research and development expenses was mainly due to the decreased purchase of the materials used for R&D. As of March 31, 2018, the Company had 27 staff in the R&D department.

Impairment of $0.33 million and $0.99 million were recorded from reduction in the capitalized costs of acer truncatum bunge planting  for the fiscal years ended March 31, 2018 and 2017, respectively.

As a result, total operating expenses increased by $0.55 million, or 5.5%, to $10.53 million for the fiscal year ended March 31, 2018 from $9.98 million for the prior fiscal year.
Operating Income
Total operating income increased by $1.61 million, or 12.2%, to $14.81 million for the fiscal year ended March 31, 2018 from $13.20 million for the prior fiscal year. The increase in total operating income was mainly a result of increased gross profit and partially offset by increased operating expenses. Operating margin was 22.8% for the fiscal year ended March 31, 2018, compared to 23.4% for the prior fiscal year.
Income before Income Taxes
For the fiscal year ended March 31, 2018, the Company recorded gain of $0.64 million from disposal of acer truncatum bunge plants. Other income was $0.12 million for the fiscal year ended March 31, 2018, compared to $0.05 million for the prior fiscal year.
As a result, income before income tax provisions increased by $2.32 million, or 17.5%, to $15.58 million for the fiscal year ended March 31, 2018 from $13.26 million for the prior fiscal year.
Net Income
Income tax expense increased by $0.64 million, or 19.9%, to $3.84 million for the fiscal year ended March 31, 2018 from $3.20 million for the prior fiscal year.
Net income increased by $1.68 million, or 16.7%, to $11.74 million for the fiscal year ended March 31, 2018 from $10.05 million for the prior fiscal year. After the deduction of non-controlling interest, net income attributable to the Company was $11.39 million or $0.38 per basic and diluted share, for the fiscal year ended March 31, 2018, compared to $10.08 million, or $0.34 per basic and diluted share, for the prior fiscal year.
Liquidity and Capital Resources
As of March 31, 2018, the Company had cash and cash equivalents of $25.35 million, and inventories of $2.38 million, compared to $10.31 million and $5.48 million, respectively, as of March 31, 2017. Total working capital was $28.08 million as of March 31, 2018, compared to $15.49 million as of March 31, 2017.
Net cash provided by operating activities was $17.87 million for the fiscal year ended March 31, 2018, compared to $9.74 million for the prior fiscal year. Net cash used in investing activities was $4.54 million for the fiscal year ended March 31, 2018, compared to $6.50 million for the prior fiscal year. Net cash provided by financing activities was $nil for the fiscal year ended March 31, 2018 and 2017, respectively.
Recent Developments
On February 1, 2018, the Company announced that Shandong Spring Pharmaceutical Co., Ltd., a 97% owned subsidiary of the Company, has been ratified and issued a Food Production License for production of edible vegetable oil, which includes acer truncatum bunge seed oil, and related blended edible oil products (the "License"). The License was granted by the Food and Drug Administration of Sishui County and is valid for five years.
About China YCT International Group, Inc.
Based in Sishui County, Shandong Province and established in January 1989, China YCT International Group, Inc., through its subsidiaries, engages in the business of (i) distributing health care supplement products manufactured by Shandong Yongchuntang Group Co., Ltd. in the PRC, (ii) developing, manufacturing, and selling Huoliyuan capsules, a prescription medicine, (iii) developing acer truncatum bunge planting bases, and manufacturing and selling acer truncatum bunge seed oil in the PRC. Acer truncatum bunge plants are a species of maple tree. For more information about the Company, please visit www.yctgroup.com.

Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
For more information, please contact:
At the Company:
Zecheng Shao, Vice President
Phone: +86-156-5377-2006
Email: zc_shao@126.com

Investor Relations:
Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: ttian@weitianco.com

CHINA YCT INTERNATIONAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2018	MARCH 31, 2017

Assets
Current assets:
Cash and cash equivalents	$25,353,360	$10,308,622
Accounts receivable	174,558	1,134,967
Inventories	2,383,382	5,483,040
Purchase deposit to vendors	-	650,790
Purchase deposit to related party	1,412,864	-
Prepaid leases – current portion	741,583	900,547
Total current assets	30,065,747	18,477,966

Prepaid leases	641,349	1,265,252
Development cost of acer truncatum bunge planting	48,984,881	42,055,972
Plant, property, and equipment, net	16,793,413	14,487,135
Intangible assets, net	11,862,017	12,042,758
Deferred tax assets	200,387	508,521
Security deposit - related party	1,590,305	1,449,422
Total assets	$110,138,099	$90,287,026

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable to related party	$-	$706,048
Accounts payable and other accrued expenses	372,782	251,307
Advance from customers	445,829	-
Taxes payable	1,164,198	2,028,190
Total current liabilities	1,982,809	2,985,545

Stockholders' Equity
Preferred stock, par value $500 per share; 45 shares authorized, issued and outstanding	22,500	22,500
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 29,789,168 shares issued and outstanding	29,789	29,789
Additional paid-in capital	4,322,838	4,322,838
Statutory reserve	1,828,504	1,828,504
Retained earnings	94,447,937	83,061,604
Accumulated other comprehensive income (loss)	4,455,017	(4,386,845)
Total stockholders' equity attributable to the Company	105,106,585	84,878,390
Noncontrolling interest	3,048,705	2,423,091
Total stockholders' equity	108,155,290	87,301,481
Total liabilities and stockholders' equity	$110,138,099	$90,287,026

CHINA YCT INTERNATIONAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	YEARS ENDED MARCH 31,
	2018	2017

Sales	$64,942,737	$56,463,164
Cost of goods sold (including $14,404,967 and $11,015,268 from a related party for the years ended March 31, 2018 and 2017, respectively)	39,603,995	33,284,237
Gross profit	25,338,742	23,178,927
Operating expenses
Selling expenses	4,984,794	3,934,334
General and administrative expenses	4,719,402	4,248,095
Research and development expenses	492,078	809,485
Impairment of assets	332,090	986,406
Total operating expenses	10,528,364	9,978,320
Income from operations	14,810,378	13,200,607
Gain on disposal of acer truncatum bunge plants	642,532	-
Interest income	124,410	54,672
Income before income tax provision	15,577,320	13,255,279
Income tax provision	3,838,832	3,200,625
Net income	11,738,488	10,054,654
Less: Net income (loss) attributable to noncontrolling interest	352,155	(23,649)
Net income attributable to the Company	11,386,333	10,078,303
Other comprehensive income (loss):
Foreign currency translation adjustment	9,115,321	(5,228,368)
Comprehensive income	20,853,809	4,826,286
Less: Comprehensive income (loss) attributable to noncontrolling interest	625,614	(28,108)
Comprehensive income attributable to the Company	$20,228,195	$4,854,394

Earnings per common share
Basic and Diluted	$0.38	$0.34

Weighted average number of common shares outstanding
Basic and Diluted	29,789,168	29,763,531

CHINA YCT INTERNATIONAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED MARCH 31,
	2018	2017
Cash flows from operating activities:
Net income	$11,738,488	$10,054,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of plant, property and equipment	1,300,651	746,931
Amortization of intangible assets	1,282,495	1,098,757
Amortization of prepaid leases	884,950	923,380
Stock-based compensation	-	123,135
Deferred taxes	339,358	(319,501)
Loss on disposal of property, plant and equipment	-	184,262
Gain on abandonment of acer truncatum bunge plants	(642,532)	-
Impairment of assets	332,090	986,406
Changes in operating assets and liabilities:
Purchase deposit to vendors	677,695	(667,291)
Inventory	3,447,670	(3,425,678)
Accounts receivable	1,016,216	(651,680)
Cash received from cancellation of lease	57,858	-
Taxes payable	(1,007,109)	1,369,927
Security deposit to related party	-	(1,486,171)
Purchase deposit and accounts payable to related party, net	(2,076,172)	663,222
Advance from customers	423,132	-
Accounts payable and other accrued expenses	92,108	135,721
Net cash provided by operating activities	17,866,898	9,736,074

Cash flows from investing activities:
Acquisition of property, plant and equipment	(2,153,063)	(2,880,051)
Proceeds from disposal of acer truncatum bunge plants	2,156,510	-
Development cost of acer truncatum bunge planting	(4,542,518)	(3,618,469)
Net cash used in investing activities	(4,539,071)	(6,498,520)

Effect of exchange rate changes on cash and cash equivalents	1,716,911	(568,016)
Net increase in cash and cash equivalents	15,044,738	2,669,538
Cash and cash equivalents at beginning of year	10,308,622	7,639,084
Cash and cash equivalents at end of year	$25,353,360	$10,308,622

Supplemental disclosures of cash flow information:
Cash paid during the years for:
Interest	$-	$-
Income taxes	$4,445,597	$2,521,061
Noncash Investing Activities:
Transfer 3% equity of Shandong Spring in exchange for equipment and intangible assets	$-	$2,134,537